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                                                                      Exhibit 11
                                 VF CORPORATION
                       COMPUTATION OF EARNINGS PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                     THREE MONTHS ENDED
                                                                   -----------------------
                                                                   MARCH 30        APRIL 1
                                                                     1996           1995
                                                                  ---------      ---------
PRIMARY EARNINGS PER SHARE
- --------------------------

Net income                                                       $  55,930      $  57,953
Less preferred stock dividends and redemption premium                1,124            910
                                                                  ---------      ---------
Net income available to common stockholders                      $  54,806      $  57,043
                                                                  =========      =========

Average number of common shares outstanding                         63,564         64,022
                                                                  =========      =========

Primary earnings per share                                       $    0.86      $    0.89
                                                                  =========      =========

FULLY DILUTED EARNINGS PER SHARE
- --------------------------------

Net income                                                       $  55,930      $  57,953
Increased ESOP contribution required if preferred stock
   were converted to common                                            336            363
                                                                  ---------      ---------
Fully diluted earnings                                           $  55,594      $  57,590
                                                                  =========      =========

Average number of common shares outstanding                         63,564         64,022
Additional common equivalent shares resulting from:
   Conversion of preferred stock                                     1,548          1,600
   Dilutive effect of stock options and restricted shares              345            458
                                                                  ---------      ---------
Average number of common and common equivalent shares               65,457         66,080
                                                                  =========      =========

Fully diluted earnings per share                                 $    0.85      $    0.87
                                                                  =========      =========